Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Diagnostics Corporation Reports
Fiscal 2016 First Quarter Results

SAINT PAUL, MN (March 8, 2016) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the first quarter ended January 31, 2016.

First Quarter Fiscal 2016 Highlights:

•	First quarter 2016 revenue increased by 3.4% to $9.3 million, compared to $8.9 million in the prior year period.
•	Medical Graphics’ revenue increased 4.9% to $8.1 million, compared to $7.7 million in the first quarter of fiscal 2015. Medisoft’s revenue fell 6.0% to $1.15 million from $1.23 million in the first quarter of fiscal 2015.
•	Service revenue increased by 3.5% to $1.71 million in the fiscal first quarter compared to $1.65 million in the prior year period.
•	2016 first quarter domestic equipment, supplies and accessories revenues increased 14.4% to $5.3 million, compared to $4.6 million in the 2015 first quarter. Medisoft contributed domestic revenues of $96,000 from its U.S. distributor.
•	During the quarter, competitive account conversions totaled 21 accounts, or $1.1 million in revenue, compared to 10 accounts, or $338,000 in revenue for the same quarter last year.
•	Sales backlog of $1.9 million ($1.4 million for Medical Graphics and $511,000 for Medisoft) at the end of the quarter, compared to $1.9 million ($1.1 million for Medical Graphics and $800,000 for Medisoft) at the end of the first quarter of fiscal year 2015.
•	Operating expenses were $4.6 million in the first quarter, compared to $4.8 million in the prior year quarter.
•	Operating income was $233,000 for the first quarter, compared to operating income of $100,000 in the fiscal 2015 first quarter. For the quarter, Medical Graphics had operating income of $512,000 and Medisoft had an operating loss of ($279,000).
•	The Company incurred a first quarter net loss of ($4,000) or ($0.00) per share, compared to a net loss of ($541,000), or ($0.13) per share in the prior year period.

“Our primary objectives for fiscal 2016 are to achieve consistent operating performance and deliver solid annual financial results. I believe we are off to a good start for the year with our Medical Graphics subsidiary,” said Todd Austin, chief executive officer of MGC Diagnostics. “We are pleased that Medical Graphics grew its revenue 4.9% over the first quarter of fiscal 2015 given the historical seasonality of our business where the first quarter of the year is the slowest quarter of the year. Medical Graphics ended the first quarter 2016 with a sales backlog that increased 25% or $285,000 compared to our backlog at the end of the 2015 first quarter. The Medical Graphics sales team continues to gain traction with competitive account conversions with 21 new accounts, representing $1.1 million of revenue during the first quarter. Medical Graphics’ operating income for the quarter was strong at $512,000, but it was lower than last year’s first quarter due primarily to planned investments we made, and will continue to make to grow our sales pipeline and future revenue to outpace the industry growth rate.”

“We will also continue to leverage the sales momentum generated from our Ultima Series™ redesign. For the quarter, we sold a total of 30 pulmonary function and gas exchange units, representing the best quarterly result since we introduced the product in April 2015. This product has proven to be a viable upgrade pathway for existing customers and a compelling replacement for competitive accounts. During the remainder of fiscal 2016, we plan to release a series of enhancements and options to this platform and remain confident that the market will continue to recognize the value of this product offering.”

Additional Fiscal 2016 First Quarter Data:

•	The Attachment Rate for domestic sales, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 29% for the fiscal 2016 first quarter, compared to 31% for the average of fiscal year 2015.
•	Deferred revenue at the end of the first quarter, including current and long-term deferred revenue, was $6.7 million, consistent with last year’s first quarter.
•	International equipment, supplies and accessories revenues fell 15.6% to $2.3 million, compared to $2.7 million for the fiscal 2015 first quarter. Medical Graphics’ international revenue fell 23.5% to $1.2 million, compared to $1.6 million for last year’s first quarter due to weaker demand in all markets except for the Asia Pacific region. Medisoft’s international revenue fell 4.5% to $1.1 million for the quarter.
•	Gross margin of 52.7% in the first quarter includes gross margin of 55.3% and 34.8% for Medical Graphics and Medisoft, respectively.
•	Gross margin for equipment, supplies and accessories was 48.7% for the quarter (51.2% for Medical Graphics and 34.8% for Medisoft), compared to 50.3% for the prior year’s quarter (54.0% for Medical Graphics and 31.9% for Medisoft). Gross margin for services was 70.6% for the quarter, compared to 73.0% for the same period last year.
•	First quarter 2016 general and administrative expenses totaled $1.4 million, or 15.3% of revenue, compared to $1.7 million, or 18.7% of revenue in the comparable quarter last year. This decrease is primarily due to lower Medisoft general and administrative expenses of $287,000, offset by higher Medical Graphics general corporate expenses of $28,000.
•	Sales and marketing expenses were $2.5 million, or 27.0% of revenue, compared to $2.2 million, or 25.1% of revenue in the 2015 first quarter. This increase is primarily due to higher Medical Graphics sales and marketing expenses of $197,000 and higher Medisoft sales and marketing expenses of $63,000.
•	Research and development expenses were $673,000, or 7.3% of revenue in the fiscal 2016 first quarter, down from $810,000, or 9.1% of revenue in last year’s first quarter. This decrease is primarily due to lower Medical Graphics research and development expenses of $113,000 and lower Medisoft research and development expenses of $24,000.

Mr. Austin continued, “Medisoft reported first quarter revenue of $1.15 million, down $70,000 compared to last year’s first quarter. Medisoft had approximately $235,000 in orders at the end of the first quarter that could not be shipped due to logistical issues with three of our business partners, which have since been resolved and are expected to be shipped in the current quarter. As a result, Medisoft’s operating loss for the first quarter of 2016 totaled $279,000. Shipment of the delayed orders should improve Medisoft’s second quarter 2016 financial results. The entire Medisoft team, as well as MGC’s support team, is working very hard to achieve Medisoft’s revenue and profitability objectives for the current fiscal year and beyond.

“Having accomplished our objective to strengthen Medisoft’s infrastructure through investments in its quality, finance and production systems, we will now direct our focus to expanding its direct and distributed selling network. In addition, we will align our global purchasing, manufacturing and product development processes to identify cost synergies. We are also increasing our efforts to ensure that our that the strategic investment in Medisoft will transition to a growing and profitable business, much like our Medical Graphics subsidiary,” concluded Mr. Austin.

Conference Call

The Company has scheduled a conference call for Tuesday, March 8, 2016 at 4:30 p.m. ET to discuss its financial results for the first quarter of fiscal year 2016.

Participants can dial (844) 861-5496 or (412) 317-6578 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10081676, through March 15, 2016. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2015, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company Wesley W. Winnekins Chief Financial Officer MGC Diagnostics Corporation (651) 484-4874	Investors Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 mgcd@lythampartners.com

 (Financial Tables to Follow)

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MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 2016 and October 31, 2015

(In thousands, except share and per share data)

	January 31,	October 31,
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash	$6,587	$6,553
Accounts receivable, net of allowance for doubtful accounts of $111 and $117, respectively	7,584	7,416
Inventories, net of obsolescence reserve of $280 and $288, respectively	6,989	6,759
Prepaid expenses and other current assets	472	988
Total current assets	21,632	21,716
Property and equipment, net of accumulated depreciation of $4,531 and $4,431, respectively	2,782	2,894
Intangible assets, net	4,401	4,305
Goodwill	3,273	3,324
Deferred income taxes	3,277	3,342
Other non-current assets	8	7
Total Assets	$35,373	$35,588
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,951	$2,617
Employee compensation	1,235	1,854
Deferred income	3,586	3,608
Current portion of long-term debt	851	785
Other current liabilities and accrued expenses	1,548	1,493
Total current liabilities	10,171	10,357
Long-term liabilities:
Long-term debt, less current portion	1,961	2,158
Long-term deferred income and other	3,129	3,146
Total Liabilities	15,261	15,661
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,337,072 and 4,324,379 shares issued and 4,287,745 and 4,274,386 shares outstanding in 2016 and 2015, respectively	429	427
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	24,308	24,118
Accumulated deficit	(4,359)	(4,355)
Accumulated other comprehensive loss	(266)	(263)
Total Shareholders’ Equity	20,112	19,927
Total Liabilities and Shareholders’ Equity	$35,373	$35,588

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(Unaudited in thousands, except per share data)

	Three months ended January 31,
	2016	2015
Revenues
Equipment, supplies and accessories revenues	$7,542	$7,293
Service revenues	1,709	1,650
	9,251	8,943
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,871	3,628
Cost of service revenues	503	444
	4,374	4,072
Gross margin	4,877	4,871
Operating expenses:
Selling and marketing	2,501	2,241
General and administrative	1,412	1,671
Research and development	673	810
Amortization of intangibles	58	49
	4,644	4,771
Operating income	233	100
Interest expense, net	66	58
Foreign currency loss	109	724
Income (loss) before taxes	58	(682)
Provision for (benefit from) taxes	62	(141)
Net loss	(4)	(541)
Other comprehensive loss; net of tax
Effect of foreign currency translation adjustments	(3)	(106)
Comprehensive loss	$(7)	$(647)

Net loss per share:
Basic	$—	$(0.13)
Diluted	$—	$(0.13)
Weighted average common shares outstanding:
Basic	4,280	4,204
Diluted	4,280	4,204

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited in thousands, except per share data)

	Three months ended January 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(4)	$(541)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	103	119
Amortization	74	94
Stock-based compensation	144	113
Deferred income taxes	62	(173)
Loss on foreign currency	108	724
Decrease in allowance for doubtful accounts	(5)	—
Decrease in inventory obsolescence reserve	(8)	(45)
Loss on disposal of equipment	2	—
Changes in operating assets and liabilities:
Accounts receivable	(176)	(371)
Inventories	(233)	(132)
Prepaid expenses and other current assets	547	177
Accounts payable	336	(35)
Employee compensation	(613)	(39)
Deferred income	(25)	58
Other current liabilities and accrued expenses	27	63
Net cash provided by operating activities	339	12

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(207)	(176)
Net cash used in investing activities	(207)	(176)

Cash flows from financing activities:
Payment of debt issuance costs	—	(5)
Payment of long-term borrowing	(133)	(200)
Proceeds from issuance of common stock under employee stock purchase plan	50	65
Repurchase of common stock upon vesting of restricted stock awards	(2)	(2)
Net cash used in financing activities	(85)	(142)
Effect of exchange rate changes on cash	(13)	(69)
Net increase (decrease) in cash	34	(375)
Cash at beginning of period	6,553	5,675
Cash at end of period	$6,587	$5,300

Cash paid for taxes	$98	$15
Cash paid for interest	37	32

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